Exhibit 11


SEVENTH GENERATION, INC.
Calculation of Shares Used In Determining Net Loss Per Common Share


                                                   Three Months Ended June 30,
                                                    1996               1995
Weighted Average Shares Outstanding
During the Period                                2,428,791           2,428,791